Exhibit 4.2

EXECUTION VERSION

MURPHY OIL CORPORATION

as Issuer

and

REGIONS BANK

as Trustee

Seventh Supplemental Indenture

Dated as of October 3, 2024

$600,000,000 aggregate principal amount of 6.000% Notes due 2032

SEVENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 3, 2024, between MURPHY OIL CORPORATION, a Delaware corporation (the “Issuer”), and REGIONS BANK (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Trustee (as successor to U.S. Bank National Association) have entered into an Indenture (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), dated as of May 18, 2012, providing for the issuance from time to time of series of its Securities (as defined in the Base Indenture); and

WHEREAS, Section 7.01(e) of the Base Indenture provides for the Issuer and the applicable trustee to enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by Sections 2.01 and 2.03 of the Base Indenture; and

WHEREAS, pursuant to Section 2.03 of the Base Indenture, the Issuer, for its lawful corporate purposes, desires to create and authorize a new series of Securities to be known as the 6.000% Notes due 2032 (the “Notes”), initially in an aggregate principal amount of Six Hundred Million Dollars ($600,000,000), and to be due October 1, 2032; and

WHEREAS, the Issuer has duly authorized the execution and delivery of this Supplemental Indenture, which sets forth the terms and conditions upon which the Notes are to be executed, registered, authenticated, issued and delivered; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement according to its terms have been done, and all things necessary to make the Notes, when executed by the Issuer and authenticated and delivered by or on behalf of the Trustee as in this Supplemental Indenture provided, the valid, binding and legal obligations of the Issuer have been done.

NOW, THEREFORE:

In order to declare the terms and conditions upon which the Notes are executed, registered, authenticated, issued and delivered, and in consideration of the premises, of the purchase and acceptance of such Notes by the Holders thereof and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer covenants and agrees with the Trustee, for the equal and proportionate benefit of the respective Holders from time to time of such Notes, as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Relation to Base Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture will govern and be controlling in respect of the Notes.

Section 1.02. Definition of Terms. For all purposes of this Supplemental Indenture:

(a) capitalized terms used herein without definition shall have the meanings specified in the Base Indenture;

(b) all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture;

(c) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(d) in the event of a conflict with the definition of terms in the Base Indenture, the definitions in this Supplemental Indenture shall control; and

(e) the following terms (except as otherwise expressly provided or unless the context otherwise clearly requires) shall have the respective meanings as set forth in this Section 1.02:

“Affiliate” means, with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Debt” means the sum of the following as of the date of determination: (i) the then outstanding aggregate principal amount of Debt secured by Mortgages permitted by clauses (d), (e), (n) (to the extent the extension, renewal or replacement relates to Debt secured by Mortgages Incurred pursuant to clause (d) or (e)) and (p) under Section 4.02 of this Supplemental Indenture, (ii) the then outstanding aggregate principal amount of Indebtedness Incurred by the Issuer’s Subsidiaries permitted by clauses (e), (f) and (m) under Section 4.03 of this Supplemental Indenture and (iii) the then outstanding aggregate principal amount of Attributable Indebtedness of all outstanding Sale and Lease-Back Transactions permitted under Section 4.04 of this Supplemental Indenture.

“Attributable Indebtedness” means, with respect to any particular Sale and Lease-Back Transaction and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such person under the lease during the primary term thereof (including any period for which such lease has been extended or may, at the option of the lessee, be extended), discounted from the respective due dates thereof at such date at the rate of interest per annum implicit in the terms of the lease (as determined in good faith by the Issuer).

“Calculation Date” has the meaning set forth in the definition of “Treasury Rate” in this Section 1.02.

“Change of Control” means the occurrence of any of the following:

(1) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (for purposes of this definition, as that term is used in Section 13(d)(3) of the Exchange Act), other than the Issuer, any of its Subsidiaries, any of the Murphy Family or any employee benefit plan of the Issuer or any of its Subsidiaries (each such person, an “Excluded Party”), becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Issuer’s Voting Stock or other Voting Stock into which the Issuer’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided that the consummation of any such transaction will not be considered to be a Change of Control if (a) the Issuer becomes a direct or indirect wholly-owned subsidiary of a holding company and (b) immediately following such transaction, (x) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Issuer’s Voting Stock immediately prior to such transaction or (y) no person (other than the Excluded Parties) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company;

(2) the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the Issuer’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Issuer’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person, measured by voting power rather than number of shares, immediately after giving effect to such transaction; or

(3) the adoption by the Board of Directors of the Issuer of a plan relating to the Issuer’s liquidation or dissolution.

“Change of Control Offer” has the meaning set forth in Section 4.01(a) of this Supplemental Indenture.

“Change of Control Payment” has the meaning set forth in Section 4.01(a) of this Supplemental Indenture.

“Change of Control Payment Date” has the meaning set forth in Section 4.01(b) of this Supplemental Indenture.

“Change of Control Triggering Event” means (1) the ratings of the Notes is downgraded by any two of the Ratings Agencies during the 60-day period (the “Trigger Period”) commencing on the earlier of (i) the occurrence of a Change of Control or (ii) the first public announcement of the occurrence of a Change of Control or the Issuer’s intention to effect a Change of Control (which Trigger Period will be extended so long as the ratings of the Notes is under publicly announced consideration for possible downgrade by any of the Ratings Agencies) and (2) the Notes are rated below an Investment Grade rating by any two of the Ratings Agencies on any date during the Trigger Period; provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if such Ratings Agencies do not publicly announce or confirm or inform the Trustee in writing at the Issuer’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (the “Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any date fixed for redemption, (i) the average of four Reference Treasury Dealer Quotations for the relevant date fixed for redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Corporate Trust Office” means, with respect to, and only with respect to, the Indenture and the Notes, the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the date as of which this Supplemental Indenture is dated, located at Regions Bank, Corporate Trust, Attention: Shawn Bednasek, 1717 McKinney Avenue, 11th Floor, Dallas, Texas 75202.

“Consolidated Net Assets” means the total of all assets (less depreciation and amortization reserves and other valuation reserves and loss reserves) which, under generally accepted accounting principles, would appear on the asset side of the Issuer’s consolidated balance sheet, less the aggregate of all liabilities, deferred credits, minority shareholders’ interests in Subsidiaries, reserves and other items which, under such principles, would appear on the liability side of such consolidated balance sheet, except debt for borrowed money and stockholders’ equity; provided, however, that in determining Consolidated Net Assets, there shall not be included as assets, (a) all assets (other than goodwill, which shall be included) which would be classified as intangible assets under generally accepted accounting principles, including, without limitation, patents, trademarks, copyrights and unamortized debt discount and expense, (b) any treasury stock carried as an asset, or (c) any write-ups of capital assets (other than write-ups resulting from the acquisition of stock or assets of another corporation or business).

“Debt” means debt for money borrowed.

“Default Direction” has the meaning set forth in Section 5.03(a) of this Supplemental Indenture.

“Derivative Instrument” means, with respect to a Person, any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value or cash flows of which (or any material portion thereof) are materially affected by the value or performance of the Notes or the creditworthiness of the Issuer (the “Performance References”).

“Directing Holder” has the meaning set forth in Section 5.03(a) of this Supplemental Indenture.

“DTC” means The Depository Trust Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Party” has the meaning set forth in the definition of “Change of Control” in this Section 1.02.

“Fitch” means Fitch Ratings, Inc. and its successors.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Measurement Date.

“Immediate Family” of a Person means such Person’s spouse, children, siblings, parents, mother-in-law and father-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law.

“Incur” means create, incur, issue, assume or guarantee. The term “Incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” means any liability of any person (i) for borrowed money, (ii) evidenced by a bond, note, debenture or similar instrument (other than a trade payable or liabilities arising in the ordinary course of business), (iii) for the payment of money relating to a capital lease obligation, or (iv) any liability of others described in the preceding clauses (i), (ii) or (iii) that the person has guaranteed; in each case, solely to the extent such indebtedness would appear as a liability on the balance sheet of such person in accordance with GAAP. For the avoidance of doubt, surety bonds and similar instruments shall not be deemed Indebtedness.

“Independent Investment Banker” means J.P. Morgan Securities LLC or its successors, as specified by the Issuer, or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Issuer.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch) or an equivalent investment grade rating from any replacement ratings agency appointed by the Issuer.

“issue date” means October 3, 2024.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References or (ii) the value of which generally decreases, or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Measurement Date” means August 18, 2017, which is the date of issuance of the Issuer’s 5.750% senior notes due 2025.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“Mortgages” has the meaning set forth in Section 4.02 of this Supplemental Indenture.

“Murphy Family” means (1) (i) the C.H. Murphy Family Investments Limited Partnership; (ii) the estate and descendants of C.H. Murphy, Jr.; (iii) the siblings of the late C.H. Murphy, Jr. and their respective estates and descendants; (iv) the respective Immediate Family of, Immediate Family of descendants of and descendants of Immediate Family of, any individual included in clause (ii) or (iii); (v) any trust established for the benefit of any of the foregoing or any charitable trust or foundation established by any of the foregoing, and the respective trustees, fiduciaries and beneficiaries of any such trust or foundation; and (vi) any corporation, limited partnership, limited liability company or other entity owned by any of the foregoing, or organized to achieve estate planning objectives of any of the foregoing; and (2) any affiliate (as defined in Rule 12b-2 under the Exchange Act) or successor of any of the foregoing.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions, as supplemented by the 2019 Narrowly Tailored Credit Event Supplement) to have occurred with respect to the Issuer immediately prior to such date of determination.

“Noteholder Direction” has the meaning set forth in Section 5.03(a) of this Supplemental Indenture.

“Notice of Default” has the meaning set forth in Section 5.03(a) of this Supplemental Indenture.

“Paying Agent” has the meaning set forth in Section 6.01 of this Supplemental Indenture.

“Performance References” has the meaning set forth for such term in the definition of “Derivative Instrument” in this Section 1.02.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Position Representation” has the meaning set forth in Section 5.03(a) of this Supplemental Indenture.

“Primary Treasury Dealer” has the meaning set forth in the definition of “Reference Treasury Dealer” in this Section 1.02.

“Principal Property” means all property and equipment directly engaged in the Issuer’s exploration, production and transportation activities.

“Project Financing” means any Indebtedness that is Incurred to finance or refinance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance, operation, securitization or monetization, in respect of all or any portion of any project, any group of projects, or any asset related thereto, and any guaranty with respect thereto, other than such portion of such Indebtedness or guaranty that expressly provides for direct recourse to the Issuer or any of the Issuer’s Subsidiaries (other than a Project Financing Subsidiary) or any of their respective property other than recourse to the equity in, Indebtedness or other obligations of, or properties of, one or more Project Financing Subsidiaries; provided, however, that support such as limited guaranties or obligations to provide or guaranty equity contributions or to make subordinated loans that are customary in similar financing arrangements shall not be considered direct recourse for the purpose of this definition.

“Project Financing Subsidiary” means any of the Issuer’s Subsidiaries whose principal purpose is to Incur Project Financing or to become a direct or indirect partner, member or other equity participant or owner in a person so created, and substantially all the assets of such subsidiary are limited to (i) those assets for which the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance, operation, securitization or monetization is being financed in whole or in part by one or more Project Financings, or (ii) the equity in, indebtedness or other obligations of, one or more other such Subsidiaries or persons.

“Ratings Agency” means each of Fitch, Moody’s and S&P; provided that if any of Fitch, Moody’s and S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, the Issuer may appoint a replacement for such ratings agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act with respect to the Notes.

“Reference Treasury Dealer” means each of (i) J.P. Morgan Securities LLC or its successors, provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), the Issuer will substitute therefor another Primary Treasury Dealer and (ii) any three other Primary Treasury Dealers selected by the Issuer after consultation with an Independent Investment Banker.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date fixed for redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the Calculation Date.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any extension, renewal or refinancing thereof so long as (a) the principal amount of such Refinancing Indebtedness does not exceed the then existing principal amount of the Original Indebtedness (other than amounts Incurred to pay accrued and unpaid interest, fees and expenses (including original issue discount and upfront fees) and prepayment premiums on such Original Indebtedness or costs of such extension, renewal or refinancing), (b) the scheduled maturity date thereof is not shorter than the scheduled maturity date of the Original Indebtedness, (c) any remaining scheduled amortization of principal thereunder prior to the maturity date of the Notes is not shortened, (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a guarantee) of any of the Issuer’s Subsidiaries that shall not have been an obligor in respect of such Original Indebtedness, (e) if such Original Indebtedness shall have been subordinated to the Notes, such Refinancing Indebtedness shall also be subordinated to the Notes and (f) such Refinancing Indebtedness shall not be secured by any Mortgage on any asset other than the assets that secured such Original Indebtedness.

“Registrar” has the meaning set forth in Section 6.01 of this Supplemental Indenture.

“Remaining Life” has the meaning set forth in the definition of “Comparable Treasury Issue” in this Section 1.02.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on each Note to be redeemed that would be due after the related date fixed for redemption but for such redemption. If the date fixed for redemption is not an interest payment date with respect to the Note being redeemed, the amount of the next succeeding scheduled interest payment on the Note will be reduced by the amount of interest accrued thereon to that date fixed for redemption.

“Revolving Credit Facilities” means that certain Credit Agreement, dated as of November 17, 2022, among the Issuer, Murphy Exploration & Production Company – International, and Murphy Oil Company Ltd., as borrowers, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto, including any related notes, guarantees and collateral documents as the same may be amended, restated, refinanced, replaced, modified or otherwise supplemented from time to time.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Lease-Back Transaction” has the meaning set forth in Section 4.04 of this Supplemental Indenture.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, or the payment or delivery obligations under which generally increase, with positive changes to the Performance References or (ii) the value of which generally increases, or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Signature Law” has the meaning set forth in Section 6.07 of this Supplemental Indenture.

“Subsidiary” means (a) any corporation of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time directly or indirectly owned by the Issuer or by one or more of the Issuer’s Subsidiaries, and (b) any limited partnership in which the Issuer or a subsidiary is a general partner and in which more than 50% of the capital accounts, distribution rights and voting interests thereof is at the time directly or indirectly owned by the Issuer or by one or more of the Issuer’s Subsidiaries.

“Treasury Rate” means, with respect to any date fixed for redemption, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (ii) if such release (or any successor release) is not published during the week preceding the Calculation Date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date fixed for redemption. The Treasury Rate will be calculated on the third Business Day next preceding the date fixed for redemption (the “Calculation Date”).

“Trigger Period” has the meaning set forth in the definition of “Change of Control Triggering Event” in this Section 1.02.

“Verification Covenant” has the meaning set forth in Section 5.03(a) of this Supplemental Indenture.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

The terms “Supplemental Indenture,” “Issuer,” “Trustee,” “Indenture,” “Base Indenture” and “Notes” shall have the respective meanings set forth in the recitals to this Supplemental Indenture and the paragraph preceding such recitals.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01. Designation and Principal Amount. There is hereby created and authorized a series of Notes designated as the “6.000% Notes due 2032”, which shall be a series initially limited to $600,000,000 aggregate principal amount and which shall be initially due on October 1, 2032 (except, in respect of the aggregate principal amount of the Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.08, 2.09, 2.11 or 11.03 of the Base Indenture).

Section 2.02. Form of Notes. The Notes and the Trustee’s certificate of authentication to be borne by the Notes are to be substantially in the form attached as Exhibit A hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of the Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto, or with any rules of any securities exchange or to conform to general usage, all as may be determined by the officers executing such Notes, as evidenced by their execution of the Notes. The Notes shall be initially issued in the form of one or more Global Securities in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof at the office or agency of the Issuer in the United States, and in the manner and subject to the limitations provided in the Base Indenture, but without the payment of any service charge.

Section 2.03. Additional Notes. The Issuer may from time to time, without the consent of the existing Holders and notwithstanding Section 2.01 of this Supplemental Indenture, create and issue additional Notes hereunder having the same terms and conditions in all respects as the Notes issued on the issue date, except for the date of issuance, issue price and the date of the first payment of interest on any such additional Notes (if such additional Notes are issued after the first interest payment date immediately following the issue date); provided that if any such additional Notes are not fungible with the Notes issued on the issue date for U.S. federal income tax purposes, such additional Notes shall have a different CUSIP number. Additional Notes issued pursuant to this Section 2.03 shall be consolidated with and form a single series with the previously outstanding Notes.

ARTICLE 3

REDEMPTION OF THE NOTES

Section 3.01. Optional Redemption. (a) At any time prior to October 1, 2027, the Issuer may redeem the Notes in accordance with Article 11 of the Base Indenture, as amended by this Supplemental Indenture, in whole or in part, at its option, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed, or

(ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued and unpaid to the date of redemption), discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, the date fixed for redemption.

(b) On or after October 1, 2027, the Issuer may redeem the Notes, in whole or in part, at its option, at the redemption prices set forth below (expressed in percentages of principal amount of such Notes being redeemed on the date fixed for redemption), plus accrued and unpaid interest on the principal amount of such Notes being redeemed to, but not including, the date fixed for redemption, if redeemed during the 12-month period commencing on October 1 of the years set forth below:

Period	Redemption Price
2027	103.000%
2028	101.500%
2029 and thereafter	100.000%

(c) Unless the Issuer defaults on payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on and after the date fixed for redemption. If fewer than all of the Notes are to be redeemed, the Trustee will select, not more than 60 days prior to the date fixed for redemption, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called by such method as the Trustee deems fair and appropriate (or, in the case of Notes issued in global form, by such method as DTC may require). The redemption price pursuant to Section 3.01(a) shall be calculated by the Independent Investment Banker and the Issuer, the Trustee and any Paying Agent for the Notes shall be entitled to rely on such calculation. The redemption price will otherwise be determined in accordance with the table in Section 3.01(b), and the Trustee shall have no duty to calculate or verify any calculation of any redemption price.

Section 3.02. Notice of Redemption. The Issuer will deliver electronically or, at its option, mail by first-class mail a notice of redemption to each Holder of Notes to be redeemed, with a copy to the Trustee, at least 15 and not more than 60 days prior to the date fixed for redemption. Notice of any redemption of the Notes in connection with a transaction (including an Incurrence of Indebtedness, a Change of Control or other transaction) may, at the Issuer’s discretion, be given prior to the completion thereof. Any redemption or notice of redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived) by the redemption date, or by the redemption date as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of its obligations with respect to such redemption may be performed by another Person. The Issuer will provide written notice to the Trustee no later than the close of business on the Business Day prior to the redemption date if any such redemption has been rescinded or delayed. The notice of redemption of the Notes, at the request of the Issuer with at least five Business Days’ notice (or such shorter period as agreed to by the Trustee) in the form of an Officers’ Certificate, shall be given by the Trustee in the name and at the expense of the Issuer.

Section 3.03. No Other Redemption. Except as set forth in this Article 3, Section 4.01(e) of this Supplemental Indenture and Article 11 of the Base Indenture, the Notes shall not be redeemable by the Issuer prior to maturity and shall not be entitled to the benefit of any sinking fund. For the avoidance of doubt, Section 11.05 of the Base Indenture shall not apply to the Notes.

ARTICLE 4

ADDITIONAL COVENANTS

Section 4.01. Repurchase Upon a Change of Control Triggering Event. (a) Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Issuer has exercised its right to redeem all of the Notes as described under Article 3 of this Supplemental Indenture, each Holder of Notes will have the right to require the Issuer to purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash (the “Change of Control Payment”) equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, provided that any payment of interest becoming due on or prior to the Change of Control Payment Date shall be payable to the Holders of such Notes registered as such on the relevant record date.

(b) Within 30 days following the date upon which the Change of Control Triggering Event occurs, or at the Issuer’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Issuer will be required to send electronically or, at its option, by first class mail, a notice to each Holder of Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer and describe the Change of Control Triggering Event. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise transmitted, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed or otherwise transmitted prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c) Upon the Change of Control Payment Date, the Issuer will, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver, or cause to be delivered, to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased.

(d) The Issuer will not be required to make a Change of Control Offer if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer or (ii) a notice of redemption for all outstanding Notes has been given previous to, or concurrently with, the Change of Control pursuant to Article 3 of this Supplemental Indenture, unless and until there is a default in payment of the applicable redemption price.

(e) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer, as described in Section 4.01(d), purchase all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 15 nor more than 60 days’ prior notice (with a copy to the Trustee), with such notice given not more than 30 days following the Change of Control Payment Date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the Notes that remain outstanding to the date of redemption, provided that any payment of interest becoming due on or prior to the redemption date shall be payable to the Holders of such Notes registered as such on the relevant record date.

(f) The Issuer will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Issuer will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

(g) Unless the Issuer defaults in the Change of Control Payment, on and after the Change of Control Payment Date, interest will cease to accrue on the Notes or portions of the Notes tendered for repurchase pursuant to the Change of Control Offer.

Section 4.02. Limitation on Liens. With respect to the Notes, Section 3.09 of the Base Indenture is hereby amended to be replaced with the following:

The Issuer will not, nor will it permit any Subsidiary to, issue, assume or guarantee any Debt secured by a mortgage, lien, pledge or other encumbrance (herein referred to as a “Mortgage”) upon any Principal Property or upon any Debt or Capital Stock of any Subsidiary which owns any Principal Property, without providing that the Notes will be secured by such Mortgage equally and ratably with (or prior to) any other Debt thereby secured, except that the foregoing provisions shall not apply to:

(a)	Mortgages existing on the issue date (other than Mortgages securing Debt outstanding under the Revolving Credit Facilities);

(b)

Mortgages existing at the time an entity becomes a Subsidiary of the Issuer or is merged into or consolidated with the Issuer or a Subsidiary of the Issuer (provided that such Mortgages were not Incurred in contemplation of such transaction);

(c)	Mortgages in favor of the Issuer or any Subsidiary;

(d)

Mortgages on property to secure Debt Incurred prior to, at the time of or within 180 days after the construction, development or improvement of the property or after the completion of construction of the property, for the purpose of financing all or part of the cost of construction, development or improvement (provided that such Mortgages are limited to such property and improvements thereon);

(e)

Mortgages on property, shares of stock or Debt to secure Debt Incurred prior to, at the time of or within 180 days after the acquisition of the property, shares of stock or Debt, for the purpose of financing all or part of the purchase price of the property, shares of stock or Debt (provided that such Mortgages are limited to such property and improvements thereon or the shares of stock or Debt so acquired);

(f)

Mortgages in favor of the United States of America, any state, any other country or any political subdivision to secure partial, progress, advance or other payments pursuant to any contract or statute;

(g)

Mortgages on property of the Issuer or any Subsidiary securing Debt Incurred in connection with financing all or part of the cost of operating, constructing or acquiring projects, provided that the Debt is recourse only to such property (other than Debt permitted to be Incurred under clause (o) below);

(h)	liens on property or assets of the Issuer or any Subsidiary consisting of marine Mortgages provided for in Title XI of the Merchant Marine Act of 1936 or foreign equivalents;

(i)

Mortgages or easements on property of the Issuer or any Subsidiary Incurred to finance such property on a tax-exempt basis that do not materially detract from the value of property or assets or materially impair the use thereof;

(j)	Mortgages on equipment of the Issuer or any Subsidiary granted in the ordinary course of business to the Issuer’s or such Subsidiary’s client at which such equipment is located;

(k)

Mortgages securing Debt Incurred in the ordinary course of business in an aggregate principal amount that, when taken together with Indebtedness Incurred pursuant to Section 4.03(h) of this Supplemental Indenture, does not exceed $50,000,000 at any one time outstanding;

(l)	Mortgages in favor of the Notes;

(m)	Mortgages in respect to letters of credit, bank guarantees or similar instruments issued in the ordinary course of business;

(n)

any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (a) to (m) inclusive or of any Debt secured thereby, provided that the extension, renewal or replacement secures the same or a lesser principal amount of Debt (plus any premium or fee payable in connection with such extension, renewal or replacement) and, provided, further, that such Mortgage shall be limited to substantially the same property which secured the Mortgage extended, renewed or replaced (plus improvements on such property);

(o)

Mortgages securing Debt in respect of any Project Financing Incurred by any Project Financing Subsidiary, provided that such Mortgages may not be on any (i) Principal Property or (ii) proved oil and gas reserves, in each case owned or held by the Issuer or any Subsidiary as of the issue date; and

(p)

other Mortgages on Principal Property or on any Debt or Capital Stock of any Subsidiary securing Debt the aggregate principal amount of which, when taken together with the aggregate principal amount of all other then outstanding Aggregate Debt, does not exceed the greater of (i) 10% of the Issuer’s Consolidated Net Assets or (ii) $1,750,000,000 at the time of creation, Incurrence or assumption of such Mortgages after giving effect to the receipt and application of the proceeds of the Debt secured thereby.

Section 4.03. Limitation on Subsidiary Indebtedness. With respect to the Notes, the Base Indenture is hereby modified to add the following covenant in this Section 4.03. The Issuer will not permit any of its Subsidiaries to Incur any Indebtedness, except that the foregoing provision shall not apply to:

(a)	Indebtedness existing on the issue date (other than Indebtedness outstanding under the Revolving Credit Facilities) and any Refinancing Indebtedness with respect to such Indebtedness;

(b)

intercompany loans and advances between the Issuer and its Subsidiaries; provided that (i) if the obligor on such intercompany loan or advance is the Issuer, then such Indebtedness must be expressly subordinated to the prior payment in full of the Notes; and (ii) at the time of (1) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a person other than the Issuer or one of its Subsidiaries or (2) any sale or other transfer of any such Indebtedness to a person that is neither the Issuer nor a Subsidiary of the Issuer, such Indebtedness will no longer be permitted to be Incurred under this clause (b);

(c)

Indebtedness of an entity existing at the time such entity becomes a Subsidiary of the Issuer or is merged, consolidated or amalgamated with or into any Subsidiary of the Issuer and not Incurred in contemplation of such transaction, and any Refinancing Indebtedness with respect thereto;

(d)	Indebtedness in respect to letters of credit, bank guarantees or similar instruments issued in the ordinary course of business;

(e)

Indebtedness Incurred prior to, at the time of or within 180 days after the construction, development or improvement of property or after the completion of construction of property, for the purpose of financing all or part of the cost of construction, development or improvement, and any Refinancing Indebtedness with respect to such Indebtedness;

(f)

Indebtedness Incurred prior to, at the time of or within 180 days after the acquisition of property, shares of stock or Debt for the purpose of financing all or part of such purchase price of property, shares of stock or Debt, and any Refinancing Indebtedness with respect to such Indebtedness;

(g)	Indebtedness in respect of workers’ compensation claims or self-insurance and respect of performance, bid and surety bonds and completion guarantees provided in the ordinary course of business;

(h)

Indebtedness Incurred in the ordinary course of business in an aggregate principal amount that, when taken together with Indebtedness secured by Mortgages Incurred pursuant to Section 4.02(k), does not exceed $50,000,000 at any one time outstanding;

(i)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(j)

customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice not to exceed $50,000,000 at any one time outstanding;

(k)

cash management obligations, cash management services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements and otherwise in connection with depositary accounts and repurchase agreements;

(l)

Indebtedness in respect of any Project Financing Incurred by any Project Financing Subsidiary (provided that such Project Financing Subsidiary may not own or hold (i) any Principal Property or (ii) any proved oil and gas reserves, in each case owned or held by the Issuer or any Subsidiary as of the issue date); and

(m)

other Indebtedness the aggregate principal amount of which, when taken together with the aggregate principal amount of all other then outstanding Aggregate Debt, does not exceed the greater of (i) 10% of the Consolidated Net Assets of the Issuer or (ii) $1,750,000,000 at the time of Incurrence of such Indebtedness after giving effect to the receipt and application of the proceeds therefrom.

Section 4.04. Limitation on Sale and Lease-Back Transactions. With respect to the Notes, Section 3.10 of the Base Indenture is hereby amended to be replaced with the following:

The Issuer will not, nor will it permit any Subsidiary to, lease any Principal Property from the purchaser or transferee of such Principal Property for more than three years (herein referred to as a “Sale and Lease-Back Transaction”), unless:

(a)

the Issuer or the Issuer’s Subsidiary could Incur Debt in a principal amount equal to the Attributable Indebtedness with respect to such Sale and Lease-Back Transaction secured by a Mortgage on the property subject to such Sale and Lease-Back Transaction (as permitted under Section 4.02(p) of this Supplemental Indenture) without equally and ratably securing the Notes under Section 4.02; or

(b)

the Issuer applies an amount equal to the greater of (i) the proceeds of such sale or transfer and (ii) the fair value of the property so leased to the defeasance or retirement (other than any mandatory retirement), within 180 days of the effective date of such arrangement, of Senior Funded Indebtedness; provided, however, that the amount to be so applied to the defeasance or retirement of such Senior Funded Indebtedness will be reduced by an amount (not previously used to reduce the amount of such defeasance or retirement) equal to the lesser of (x) the amount expended by the Issuer since the date of this Supplemental Indenture and within twelve months prior to the effective date of any such Sale and Lease-Back Transaction or within 180 days thereafter for the acquisition by it of unencumbered Principal Properties and (y) the fair value (as determined by the Board of Directors) of unencumbered Principal Properties so acquired by the Issuer during such twelve-month period and 180-day period.

ARTICLE 5

EVENTS OF DEFAULT

Section 5.01. Automatic Acceleration. (a) If an Event of Default occurs under Section 4.01(e) or Section 4.01(f) of the Base Indenture, then, notwithstanding anything to the contrary in the Indenture, the principal amount of and accrued interest on the Notes shall be immediately due and payable without any declaration or other act by the Trustee or any Holder.

(b) Any time period in the Indenture to cure any actual or alleged default or Event of Default may be extended or stayed by a court of competent jurisdiction.

Section 5.02. Certificated Notes. If (i) the Depositary notifies the Issuer that it is no longer willing or able to act as depositary for Notes represented by Global Securities, and the Issuer does not appoint a successor depositary within 90 days of such notice, (ii) an Event of Default has occurred with respect to the Notes and is continuing, and the Depositary requests the issuance of Notes in definitive registered form or (iii) the Issuer determines not to have the Notes represented by Global Securities, then the Issuer shall execute, and the Trustee, upon receipt of an Issuer Order for the authentication and delivery of definitive Notes, will authenticate and deliver, Notes in definitive registered form without coupons, in any authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Security or Global Securities representing such Notes, in exchange for such Global Security or Global Securities.

Section 5.03. Noteholder Directions. (a) If an Event of Default with respect to the Notes occurs and is continuing, then, in each and every such case, unless the principal of the Notes shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding by notice in writing to the Issuer (and to the Trustee if given by the Holders of Notes) (such notice, a “Notice of Default”), may declare the entire principal of the Notes and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable; provided that a Notice of Default under clauses (d) and (g) of Section 4.01 of the Base Indenture must specify the default, demand that it be remedied and state that such notice is a Notice of Default and may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such Notice of Default. Any Notice of Default, notice of acceleration or instruction to the Trustee to provide a Notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each, a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Issuer and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to delivery of a Notice of Default (a “Default Direction”) shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). The Trustee shall have no duty whatsoever to provide this information to the Issuer or to obtain this information for the Issuer. In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee, and the Trustee shall be entitled to conclusively rely on such Position Representation and Verification Covenant.

(b) If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officers’ Certificate stating that the Issuer has filed papers with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee an Officers’ Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Event of Default; provided, however, this shall not invalidate any indemnity or security provided by the Directing Holders to the Trustee which obligations shall continue to survive.

(c) Notwithstanding anything in Sections 5.03(a) and 5.03(b) to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing Sections 5.03(a) and 5.03(b). For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with the Indenture and shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officers’ Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action, staying any remedy or otherwise failing to act in accordance with a Noteholder Direction during the pendency of relevant litigation or otherwise as set forth in this Section 5.03. The Trustee shall have no liability or responsibility to the Issuer, any Holder or any other Person in connection with any Noteholder Direction.

(d) With their acquisition of the Notes, each Noteholder and subsequent purchaser of the Notes consents to the delivery of its Position Representation by the Trustee to the Issuer in accordance with the terms of this Supplemental Indenture. Each Noteholder and subsequent purchaser of the Notes waives any and all claims, in law and/or equity, against the Trustee and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes in accordance with this Section 5.03 or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction.

(e) The Issuer hereby waives any and all claims, in law and/or in equity, against the Trustee, and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes in accordance with this Section 5.03, or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction.

(f) For the avoidance of doubt, the Trustee will treat all Holders equally with respect to their rights under Article 4 of the Base Indenture and this Article 5. In connection with the requisite percentages required under Article 4 of the Base Indenture and this Article 5, the Trustee shall also treat all outstanding Notes equally irrespective of any Position Representation in determining whether the requisite percentage has been obtained with respect to the initial delivery of the Noteholder Direction. The Issuer hereby confirms that any and all other actions that the Trustee takes or omits to take under this Section 5.03 and all fees, costs, and expenses of the Trustee and its agents and counsel arising hereunder and in connection herewith shall be covered by Section 5.06 of the Base Indenture.

ARTICLE 6

MISCELLANEOUS PROVISIONS

Section 6.01. Offices for Payments, Etc. With respect to the Notes, Section 3.02 of the Base Indenture is hereby amended to be replaced with the following:

So long as any of the Notes remain Outstanding, the Issuer will maintain in the United States the following: an office or agency (a) where the Notes may be presented for payment (the “Paying Agent”), (b) where the Notes may be presented for registration of transfer and for exchange as in this Indenture provided (the “Registrar”), (c) where Notes may be surrendered for conversion and (d) where notices and demands to or upon the Issuer in respect of the Notes or of this Indenture may be served. The Issuer will give to the Trustee written notice of the location of any such office or agency and of any change of location thereof. The Issuer hereby initially designates the Corporate Trust Office as the office to be maintained by it for each such purpose. In case the Issuer shall fail to so designate or maintain any such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations and demands may be made and notices may be served at the Corporate Trust Office of the Trustee; provided that nothing herein shall be deemed to constitute the Trustee as an agent for service of process on behalf of the Issuer. The Trustee is hereby initially appointed as Paying Agent and Registrar.

Section 6.02. Certain Rights of the Trustee. With respect to the Notes, Section 5.02 of the Base Indenture is hereby amended to add the following clauses:

(a)

The Trustee shall not be deemed to have notice of any default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default or Event of Default (and stating the occurrence of a default or Event of Default) is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(b)	Any permissive right of the Trustee to take or refrain from taking actions enumerated in this Indenture shall not be construed as a duty.

(c)

In the event that the Trustee is also acting as Registrar, Paying Agent, or in any other capacity hereunder, the rights, privileges, immunities and protections, including without limitation, its right to be indemnified, afforded to the Trustee pursuant to this Article 5 shall also be afforded to such Registrar, Paying Agent, or to the Trustee in such other capacity.

(d)

Notwithstanding anything contained herein to the contrary, neither the Trustee nor the Registrar shall be responsible for ascertaining whether any transfer complies with the registration provisions of or exemptions from the Securities Act, or applicable state securities laws.

Section 6.03. Supplemental Indentures. With respect to the Notes, Section 7.01 of the Base Indenture is hereby amended to (i) amend and restate clauses (f) and (g) and (ii) add the following as clause (h) thereof:

(a)	to make provision with respect to the conversion rights, if any, of Holders of Notes pursuant to the requirements of Article 13 of the Base Indenture;

(b)

to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the Notes of one or more series and to add to or change any of the provisions of this Supplemental Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee, pursuant to the requirements of Section 5.10 of the Base Indenture; and

(c)

to conform the text hereof to the “Description of the Notes” in the Issuer’s prospectus supplement related to the Notes to the extent that such provision in the “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture as evidenced by an Officers’ Certificate of the Issuer.

Section 6.04. Documents to be Given to Trustee. With respect to the Notes, Section 7.04 of the Base Indenture is hereby amended to be replaced with the following:

In executing an amendment or supplement to the Indenture, the Trustee shall be entitled to receive and be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that all covenants and conditions precedent to such amendment or supplement have been complied with, that such amendment or supplement is authorized or permitted by the Indenture, and, with respect to such Opinion of Counsel, that the amendment or supplement constitutes the Issuer’s legal, valid and binding obligation, enforceable against the Issuer in accordance with its terms.

Section 6.05. Notices. (a) With respect to the Notes, the second paragraph of Section 10.04 of the Base Indenture is hereby amended to be replaced with the following paragraph:

Where this Indenture provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder entitled thereto, at his last address as it appears in the security register, with a copy to the Trustee; provided that notwithstanding any other provision of this Supplemental Indenture or any Note, where this Supplemental Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of an interest in a Global Security (whether by mail or otherwise), such notice shall be sufficiently given when delivered to the Depositary for such Note (or its designee) pursuant to the customary procedures of such Depositary. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

(b) With respect to the Notes, Section 10.04 of the Base Indenture is hereby amended to add the following paragraph:

The Trustee may, in its sole discretion, agree to accept and act upon instructions or directions pursuant to this Indenture sent by e-mail, facsimile transmission or other similar electronic methods. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Section 6.06. Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed to be part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 6.07. Concerning the Trustee. The Trustee does not assume any duties, responsibilities or liabilities by reason of this Supplemental Indenture other than as set forth in the Indenture and, in carrying out its responsibilities hereunder, shall have all of the rights, powers, privileges, protections, indemnities and immunities which it possesses under the Indenture. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

Section 6.08. New York Law to Govern. This Supplemental Indenture and each Note shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, without regard to conflicts of laws principles thereof, except as may otherwise be required by mandatory provisions of law.

Section 6.09. Counterparts; Electronic Signatures. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original and shall together constitute one and the same instrument.

This Supplemental Indenture and any certificate, agreement or other document to be signed in connection with this Supplemental Indenture and the transactions contemplated hereby shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature; or (iii) in the case of this Supplemental Indenture and any certificate, agreement or other document to be signed in connection with this Supplemental Indenture and the transactions contemplated hereby, other than any Notes, any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”). Each electronic signature (except in the case of any Notes) or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature (except in the case of any Notes), of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

Section 6.10. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 6.11. Separability Clause. In case any provision of this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.12. Successors. All agreements of the Issuer in this Supplemental Indenture and the Notes will bind its successors. All agreements of the Trustee in this Supplemental Indenture will bind its successors.

Section 6.13. Limitation on Damages. In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood or such loss or damage and regardless of the form of action.

Section 6.14. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, (i) any act or provision of present or future law or regulation or governmental authority, (ii) labor disputes, strikes or work stoppages, (iii) accidents, (iv) acts of war or terrorism, (v) civil or military disturbances or unrest, (vi) nuclear or natural catastrophes or acts of God, (vii) epidemics or pandemics, (viii) disease, (ix) quarantine, (x) national emergency, (xi) interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; (xii) communications system failure, (xiii) malware or ransomware, (xiv) the unavailability of the Federal Reserve Bank wire, telex or other communication or wire facility, or (xv) unavailability of any securities clearing system; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 6.15. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 6.16. Waiver of Jury Trial. EACH OF THE ISSUER AND THE THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

MURPHY OIL CORPORATION

By:	/s/ Leyster L. Jumawan
Name: Leyster L. Jumawan
Title: Vice President, Corporate Planning & Treasurer

REGIONS BANK, as Trustee

By:	/s/ Shawn Bednasek
Name: Shawn Bednasek
Title: Senior Vice President

[Signature Page to the Seventh Supplemental Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF SUCH DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]1

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Certificate No. $	CUSIP No. 626717 AP7 ISIN No. US626717AP72

MURPHY OIL CORPORATION

6.000% Notes due 2032

MURPHY OIL CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the “Issuer”), for value received, hereby promises to pay to [    ] [CEDE & CO.]2 or registered assigns, the principal sum of [    ] DOLLARS ($[    ]) [as revised on the Schedule of Exchanges of Notes attached hereto]3 on October 1, 2032, at the office or agency of the Issuer in the United States, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semiannually on April 1 and October 1 of each year, commencing April 1, 2025, on said principal sum at said office or agency, in like coin or currency, at the rate per year specified in the title of this Note; provided that if an interest payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day (and without any additional interest or other payment in respect of any delay); and provided, further, that payment of interest may be made on any Note issued in definitive form, at the option of the Issuer by check mailed to the address of the person entitled thereto as such address shall appear on the security register. Interest on the Note will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from October 3, 2024. The interest so payable on any April 1 or October 1 will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the March 15 or September 15 (whether or not a Business Day), as the case may be, next preceding such April 1 or October 1. Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been executed by the Trustee under the Indenture referred to on the reverse hereof by manual signature.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, Murphy Oil Corporation has caused this instrument to be duly executed.

MURPHY OIL CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated: October 3, 2024

This is one of the Securities designated herein and referred to in the within-mentioned Indenture.

REGIONS BANK, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

MURPHY OIL CORPORATION

6.000% Notes due 2032

This Note is one of a duly authorized issue of unsecured debentures, notes, or other evidences of indebtedness of the Issuer (the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an indenture, dated as of May 18, 2012 (the “Base Indenture”), as supplemented by the Seventh Supplemental Indenture, dated as of October 3, 2024 (the “Supplemental Indenture”; the Base Indenture, as so supplemented, the “Indenture”), duly executed and delivered by the Issuer to Regions Bank, as Trustee (the “Trustee”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture. This Note is one of a series designated as the 6.000% Notes due 2032 (the “Notes”) of the Issuer, initially limited in aggregate principal amount to $600,000,000.

The Indenture contains provisions permitting the Issuer and the Trustee in certain circumstances, without the consent of the Holders of the Notes, and in certain other circumstances, with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time outstanding affected thereby, evidenced as in the Indenture provided, to execute supplemental indentures modifying the terms of the Indenture and the Notes as described therein. It is also provided in the Indenture that, subject to certain exceptions, the Holders of a majority in aggregate principal amount of the Notes of this series at the time outstanding may on behalf of the Holders of all of the Notes of this series waive any past default or Event of Default under the Indenture with respect to this series of Notes and its consequences (other than an Event of Default with respect to bankruptcy, insolvency or similar proceeding against the Issuer, which can only be waived by the Holders of a majority in aggregate principal amount of all of the Securities outstanding under the Indenture).

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

The Notes are redeemable as a whole at any time or in part from time to time, at the option of the Issuer, as set forth in the Indenture. In addition, the Issuer may be required to repurchase all outstanding Notes of this series upon the occurrence of a Change of Control Triggering Event, as set forth in the Indenture.

Upon due presentment for registration of transfer of this Note at the office or agency of the Issuer in the United States, a new Note or Notes of this series of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Issuer, the Trustee and any authorized agent of the Issuer or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and subject to the provisions on the face hereof, interest hereon, and for all other purposes, and none of the Issuer, the Trustee or any authorized agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof, except as may otherwise be required by mandatory provisions of law.

In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control and govern.

Terms used herein that are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture.

[Remainder of Page Intentionally Blank]

SCHEDULE A4

SCHEDULE OF EXCHANGES OF NOTES

MURPHY OIL CORPORATION

6.000% Notes due 2032

The initial principal amount of this Global Security is [    ] DOLLARS ($[    ]). The following increases or decreases in this Global Security have been made:

Date of exchange	Amount of decrease in principal amount of this Global Security	Amount of increase in principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

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